Exhibit 10.2

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (the “Agreement”) dated as of January 2, 2009, is between Nationwide Life Insurance Company, an Ohio company (“Nationwide Life”), and any corporation that may hereafter be a subsidiary of Nationwide Life and become a party hereto as contemplated by Section VII (C) hereof (collectively, the “Subsidiaries,” or individually, “Subsidiary”).

This Agreement replaces all previous tax sharing agreements Nationwide Life or any of the Subsidiaries may have been a party to.

WHEREAS, the Group will file a consolidated federal income tax return or consolidated or combined state and/or local income or franchise tax returns for the Tax Year ending December 31, 2009 and intends to continue filing consolidated federal income tax returns or consolidated or combined state and/or local income or franchise tax returns in subsequent years; and

WHEREAS, the parties hereto desire to enter into this Agreement to fairly allocate among themselves the federal, state, or local tax liabilities, credits, refunds, benefits, and similar items related to the consolidated federal income tax return or consolidated or combined state and/or local income or franchise tax returns for Tax Year ended December 31, 2009 and subsequent years.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and vice versa):

A.

“Group” shall mean the affiliated group of corporations as defined in § 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), of which Nationwide Life Insurance Company or a subsidiary of Nationwide Life Insurance Company is the common parent.

B.

“Includible Corporation” shall mean, with respect to any entity, any corporation that is a subsidiary of such entity and that now or in the future qualifies under §1501 et seq. of the Code as an includible corporation of an affiliated group of corporations of which such entity is the parent.

C.	“Obligor” shall mean, individually, Nationwide Life Insurance Company and each of the Subsidiaries that is or becomes a party hereto.

D.

“Parent” shall mean the entity eligible or chosen as the filing entity for the consolidated federal income tax return filing group or consolidated or combined state or local income or franchise tax return filing group.

E.	“Tax Return” shall mean any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any Tax Year with any taxing authority in connection with any tax.

F.

“Tax Year” shall mean each year or other period during which the Subsidiaries are included in a consolidated federal income tax return and a consolidated or combined state or local income or franchise tax return with Nationwide Life Insurance Company or other Parent.

II. Representations and Warranties. Each Obligor hereby represents and warrants to each other Obligor that:

A.	Such Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

B.

None of the execution and delivery of this Agreement, the consummation of the transaction herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the Charter, Bylaws, Code of Regulations or Articles of Incorporation of such Obligor, or, to the best knowledge of such Obligor, any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which such Obligor is a party or by which such Obligor is bound or to which such Obligor is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien on any of the revenues or assets of such Obligor pursuant to the terms of any such agreement or instrument.

C.

Such Obligor has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by such Obligor of this Agreement have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by such Obligor and constitutes its legal, valid and binding obligation, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

D.

No authorizations, approvals or consents of and no filing or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by such Obligor of this Agreement or for the validity or enforceability hereof or such authorizations, approvals, consents, filings or registrations have been obtained or made.

III. Preparation and Filing of Consolidated Tax Returns. Nationwide Life Insurance Company, on behalf of the Group, will file a consolidated federal income tax return for each Tax Year that it is eligible to do so. If the Group is eligible, but not required, to file consolidated or combined state and/or local income or franchise tax returns for any Tax Year, Parent shall determine, in its sole discretion, whether to file any such return for such Tax Year. Parent and the Subsidiaries agree to file such consent, elections and other documents and to take such other action as may be necessary or appropriate to carry out the purposes of this Section. Parent will have full responsibility and discretion for the final reporting positions, elections and disclosures taken in all such tax returns.

A.

Amended Returns. In the event any Subsidiary of the Group wishes to amend its portion of any filed tax return, Parent shall have discretion, taking into account the consequences to the entire group, to file an amended return, to present the adjustments to be included on such amended return at the audit of the consolidated return to which the adjustments relate, or to take any other reasonable action.

B.

Audits. Parent shall act as agent for the Subsidiaries in the event of any audit or administrative or judicial proceeding pertaining to the Group’s consolidated federal income tax returns or any consolidated or combined state and/or local income or franchise tax returns. The Group shall cooperate with each other in such audits and administrative or judicial proceedings. Parent shall, in its reasonable discretion, permit any Subsidiary that might have a liability or refund as a result of an adjustment to participate in the proceedings relating to such issue.

IV. Payment of Tax Liability. Parent is responsible for the timely and accurate preparation and filing of the consolidated federal income tax return and any consolidated or combined state and/or local income or franchise tax returns and associated tax liability for each Tax Year. For each Tax Year, each Subsidiary will pay to Nationwide Life Insurance Company an amount equal to the federal income tax liability attributable to such Subsidiary as calculated under Section V. In the event that Parent shall elect or be required to file a consolidated or combined state and/or local income or franchise tax return for any Tax Year, each Subsidiary shall pay to Parent an amount equal to the amount of state and/or local income or franchise tax for such Tax Year as calculated under Section VI.

A.

Estimated Taxes. If in any Tax Year Parent believes in good faith that any Subsidiary will be obligated to make payment to Parent pursuant to this Section, such Subsidiary may be required by Parent to pay such amounts as would be necessary to make estimated payments to the tax authorities in respect of its federal and/or state and local income and franchise tax liability.

B.

Refunds and Deficiencies. If, on the basis of the computation made by Parent in accordance with Section V hereof, including any redeterminations, any Subsidiary is entitled to refund of federal and/or state or local income or franchise tax, Parent shall pay such Subsidiary the amount of the tax refund. In calculating the amount of the refund, Parent will exclude any tax attributes of the Subsidiary which have been utilized by the Group and for which the Subsidiary has been previously compensated.

If, on the basis of the computation made by Parent in accordance with Section V hereof, including any redeterminations, Parent is entitled to additional federal and/or state or local income or franchise tax payments, Parent shall give the Subsidiary at least ten (10) days notice of any amounts payable to the Parent.

Any refund or deficiency payments by or to the Parent will be made in accordance with the settlement provisions of Section IV (D).

C.	Interest and Penalties. Payments by or to the Parent may include interest and penalties equal to the amounts actually paid to, or received from, the Internal Revenue Service or state tax authority.

D.

Settlement. Payment of tax liability, including any refunds, shall be made within ninety (90) days following the filing of the Tax Return of the Group or any corresponding payment or receipt of refund from the Internal Revenue Service or state tax authority.

E.

Additional Payment. Notwithstanding any other provision of this Agreement, in the event the federal, state or local tax of any Obligor is permanently reduced as a result of a transaction which (i) has no impact on income for financial accounting purposes, and (ii) results in a permanent increase in any such tax for another Obligor, the Obligor whose taxes are reduced shall, within sixty (60) days of a determination that this provision is applicable, pay the amount by which its taxes were reduced to the party whose taxes are increased as a result of the transaction.

V. Calculation & Allocation of Federal Tax Liability. The federal income tax liability of each Subsidiary shall be determined pursuant to the principles used to determine earnings and profits under Code §1552(a)(2) and Treasury Regulation §l.l502-33(d)(3) using a fixed percentage of one hundred, but without regard to the provisions of Code §55 (Alternative Minimum Tax).

A.

Limitations on Tax Attributes. Items of income, deductions, credits and other similar items that may be limited or recharacterized on a consolidated basis (e.g., foreign tax credits, charitable contributions, section 1231 gains, etc.) shall be included in the determination of each Subsidiary’s tax liability as so limited or recharacterized. For purposes of this determination, any item that is limited on a consolidated basis shall be allocated to each Subsidiary according to the ratio of (i) the amount of such item generated by a Subsidiary to (ii) the total amount of such items generated by the Group. Such items will be available for future utilization by the Group.

B.

Tax Benefits. In determining the tax liability of each Subsidiary, each Subsidiary will be entitled to the tax benefit that results from any of its net operating losses, net capital losses, deductions or credits (each, a “Tax Item”) that are utilized by the Group in the Tax Year. Tax Items not utilized will be available for future utilization by the Group and settled with the Subsidiary when utilized.

C.

Carrybacks of Losses & Credits. In allocating the Group’s federal income tax liability, each Subsidiary will be entitled to the tax benefit that results from any of its net operating losses, net capital losses, deductions or credits (each, a “Tax Item”) that are carried back to a prior period consolidated return. The benefit of any carryback of a Tax Item to any prior period consolidated return will be taken into account only when and to the extent that such carryback reduces the tax liability in a prior period return. The Subsidiary generating, or otherwise bearing the cost of, such Tax Item that has been carried back will be paid pursuant to the Settlement provisions of Section IV (D).

D.

Redeterminations. In the event of adjustments to taxes (as a result of audits, filing of amended returns, carrybacks, or other similar items), allocations under this Agreement shall be redetermined as if the adjustments were included in the Tax Return as originally filed.

VI. Calculation & Allocation of State Tax Liability. The state and/or local income or franchise tax of each Includible Corporation shall be determined as if each Includible Corporation were filing on a separate company basis.

A.

Allocation. In any Tax Year for which the Parent has elected to file a consolidated or combined state or local income or franchise tax return for the Group, payment of any material separate company tax liability by or to the Parent will be paid pursuant to the Settlement provisions of Section IV (D).

B.

State Insurance Regulation. In the event any state shall require a different procedure with respect to the payment of the federal or state tax liability of a Subsidiary of the Group for the purposes of regulating insurance companies, such other method shall be utilized with respect to the Subsidiaries of the Group affected thereby.

VII. Administrative Matters.

A.

Information. The Subsidiaries shall provide Parent with such information as Parent may need in connection with the preparation of federal income tax returns for the Group. Parent shall prepare, or have prepared at its expense, the federal consolidated income tax returns of the Group, and Parent and the Subsidiaries shall cooperate with each other in the preparation of such federal income returns.

B.

Consent to Settlements. Parent shall inform each Subsidiary of any audits, administrative or judicial proceedings that may affect the tax liability of the Subsidiaries. Parent shall not settle any such issues without the Subsidiaries’ consent which consent may not be unreasonably withheld.

C.

Future Subsidiaries. Parent and the Subsidiaries agree to cause any corporation that in the future will qualify as an Includible Corporation of Parent, to become a party hereto as an additional Subsidiary hereunder.

D.

Notices. All notices hereunder shall be in writing and telecopied or delivered to the intended recipient at its “Address for Notices” specified beneath its name on the signature pages hereof or, as to any party, at such other address as shall be designated by such party in a notice to each other party, provided that notices to any Subsidiary shall be given to such Subsidiary at the “Address for Notice”. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

VIII. Miscellaneous.

A.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Ohio.

B.

Waivers. Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by Parent and the Subsidiaries. Any such amendment or waiver shall be binding upon Parent and the Subsidiaries.

C.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Parent and the Subsidiaries.

D.

Counterparts, Integration. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understanding, oral or written, relating to the subject matter hereof.

E.

Number. Unless otherwise provided, all references in the Agreement that are in the singular shall be construed to include the plural, and all references in the plural shall be construed to include the singular.

F.

Record Retention. Parent will retain copies of all tax returns, related schedules and work papers, and all material records and other documents in connection with the provisions of this Agreement until the expiration of the statute of limitations (including extensions) for the taxable years to which such tax returns and other documents relate and until the final determination of any payments which may be required in respect of such years under this Agreement. Each Subsidiary also shall retain copies of all such tax returns and other documents as may be required by applicable laws and regulations.

Notwithstanding any prior agreement of the parties, or any prior decision of Parent or the Subsidiaries, the actions of the officers and employees of the parties which have been taken prior to the date of this agreement concerning the allocation and payment of federal, state and local tax liability are hereby ratified and affirmed, and the parties agree to be bound by such actions.

IN WITNESS WHEREOF, the parties hereto have caused this Tax Sharing Agreement to be duly executed and delivered as of the day and year first written above.

Executed by the below parties as of this 2nd day of January, 2009.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

Address for Notices: One Nationwide Plaza Columbus, Ohio 43215 Attention: SVP- Head of Taxation

By:	/s/ Pamela A. Biesecker
Pamela A. Biesecker Senior Vice President- Head of Taxation